P. O. Box 270 Hartford, CT 06141-0270 107 Selden Street Berlin, CT 06037 (860)-665-5000 www.nu.com

News Release

CONTACT:

Jeffrey R. Kotkin

OFFICE:

(860) 665-5154

NU REPORTS SECOND QUARTER RESULTS

Consolidated Earnings Guidance Raised

Norwalk-Long Island Undersea Cables Energized

Completion of Middletown-Norwalk Transmission Project Accelerated

BERLIN, Connecticut, August 1, 2008 — Northeast Utilities (NU: NYSE) today reported earnings for the second quarter of 2008 of $57.8 million, or $0.37 per share, compared with earnings of $48.5 million, or $0.31 per share, in the second quarter of 2007.

NU earned $116.2 million, or $0.75 per share, in the first half of 2008, compared with earnings of $123.6 million, or $0.80 per share, in the first half of 2007.  Results in 2008 include a previously disclosed first quarter charge of $29.8 million, or $0.19 per share, associated with a litigation settlement.  Excluding that charge, NU earned $146.0 million, or $0.94 per share1, in the first half of 2008.

Charles W. Shivery, NU chairman, president, and chief executive officer, attributed the improved results primarily to growth in the company’s transmission segment where the company is investing heavily to meet the current and future energy needs of its customers and the New England region.

"The investments we have made over the past several years are providing a more reliable and efficient system of delivering energy to our customers, and at the same time benefiting investors through increased earnings and cash flow," Shivery said.  "Our new undersea cables between Norwalk, Connecticut and Long Island entered service on July 29.  As a result, Connecticut and New York customers already are benefiting from a new reliable, environmentally sound connection between two power pools that is so important on the hot, humid days we’ve been having this summer.  We look forward to completing our final two major transmission projects in southwest Connecticut by early 2009 and continuing to invest time and resources in a portfolio of solutions to address the future energy needs of the region’s customers, including access to renewable resources."

2008 Earnings Guidance

NU today raised its consolidated 2008 earnings guidance to between $1.60 per share and $1.75 per share, including the litigation settlement charge noted above, and between $1.80 per share and $1.95 per share1, excluding it.  NU’s previous consolidated earnings range excluding the charge was between $1.65 per share and $1.90 per share1.

Transmission segment earnings guidance was raised to between $0.85 per share and $0.90 per share1 from between $0.75 per share and $0.85 per share1, primarily due to the company’s continued success in managing transmission projects and to the effects of a March 2008 Federal Energy Regulatory Commission decision involving equity returns allowed New England transmission owners.  Distribution and generation segment guidance was narrowed to between $1.05 per share and $1.10 per share1 from between $1.05 per share and $1.15 per share1, in part due to sales running below earlier projections.  Additionally, NU now estimates that its competitive businesses will earn between $0.00 per share and $0.05 per share1 in 2008, rather than the previous breakeven projection.  Operating results in those businesses to date have been better than previously projected.

NU parent and other is projected to lose approximately $0.30 per share1, including the litigation settlement charge, and $0.10 per share1, excluding it.  Previously, NU had projected losses of between $0.30 per share and $0.35 per share1, including the charge, and between $0.10 per share and $0.15 per share, excluding it.  Shivery said parent interest costs are now projected to be lower than previously anticipated.

The following table reconciles the company’s current and former 2008 earnings guidance:

	Previous 2008 EPS Guidance	Current 2008 EPS Guidance
Distribution/Generation	$1.05 - $1.15	$1.05 - $1.10
Transmission	$0.75 - $0.85	$0.85 - $0.90
Competitive	Breakeven	$0.00 - $0.05
Parent and other affiliates, ex. Litigation Charge	($0.15) - ($0.10)	($0.10)
Consolidated, ex. Litigation Charge	$1.65 - $1.90	$1.80 - $1.95
Litigation Charge	($0.19)	($0.19)
Consolidated	$1.45 - $1.70	$1.60 - $1.75

Transmission

NU’s transmission segment earned $35.2 million, or $0.23 per share1, in the second quarter of 2008 and $67.7 million, or $0.43 per share1, in the first half of 2008, compared with $21.1 million, or $0.14 per share1, in the second quarter of 2007 and $37.0 million, or $0.25 per share1, in the first half of 2007.  Shivery noted that transmission segment earnings have risen as a result of NU’s increased investment in its transmission system to meet customer reliability needs, particularly in southwest Connecticut.  In addition to the Connecticut-Long Island cables entering service earlier this week, Shivery provided the following update on NU’s two other major projects in that area:

▪

The Connecticut Light and Power Company’s (CL&P) share of a 69-mile 345-kV transmission line between Norwalk and Middletown, Connecticut is approximately 95 percent complete and expected to be in service early in 2009.  CL&P had originally expected the project to be in service by the end of 2009.  Primarily because of the earlier completion date, CL&P’s share of the project is now expected to cost approximately $1.0 billion, $50 million below the previous $1.05 billion estimate.

▪

CL&P’s nine-mile, $223 million, 115-kV Glenbrook Cables underground transmission project between Norwalk and Stamford, Connecticut is approximately 93 percent complete and expected to be in service by the end of 2008.

NU’s capital expenditures totaled $658.4 million in the first six months of 2008, including transmission expenditures of $426.3 million.

Distribution and Generation

NU’s distribution and generation segment earned $25.6 million, or $0.16 per share1, in the second quarter of 2008 and $79.4 million, or $0.51 per share1, in the first half of 2008, compared with $23.4 million, or $0.15 per share1, in the second quarter of 2007 and $71.6 million, or $0.45 per share1, in the first half of 2007.

CL&P’s distribution segment earned $14.8 million in the second quarter of 2008 and $33.7 million in the first half of 2008, compared with $7.0 million in the second quarter of 2007 and $27.6 million in the first half of 2007.  Improved second quarter and first half 2008 results were due to a $77.8 million annualized rate increase effective February 1, 2008, offset by higher storm-related operation expenses, higher amortization and interest expenses, and a 4 percent decline in year-to-date retail kilowatt-hour sales.

Public Service Company of New Hampshire’s (PSNH) distribution and generation segment earned $10.1 million in the second quarter of 2008 and $21.6 million in the first half of 2008, compared with $12.6 million in the second quarter of 2007 and $20.7 million in the first half of 2007.  The benefits of distribution rate increases effective July 1, 2007 and January 1, 2008 were largely offset by higher operation, interest and depreciation expenses, and the absence of a $2.7 million one-time after-tax benefit PSNH recorded in the second quarter of 2007 when it reflected recovery of certain 2006 transmission expenses.

Western Massachusetts Electric Company’s (WMECO) distribution segment earned $1.7 million in the second quarter of 2008 and $6.5 million in the first half of 2008, compared with $3.5 million in the second quarter of 2007 and $9.4 million in the first half of 2007.  Lower results were due to higher operating expenses, a $1 million after-tax regulatory disallowance, and a 2.9 percent decline in year-to-date retail kilowatt-hour sales.

NU’s overall kilowatt-hour sales were down 4.5 percent in the second quarter of 2008, compared with the second quarter of 2007, and down 3.1 percent during the first half of the year, compared with the same period of 2007.  On a weather-adjusted basis, electric sales were down 4.1 percent in the second quarter and down 2.6 percent through the first six months of 2008.  Shivery said that while commercial sales are off only 0.6 percent this year, the more significant 3.5 percent reduction in residential sales appears to reflect a combination of consumer reaction to tightening household budgets, the effects of the company’s successful energy conservation programs, and milder weather in the second quarter and first half of 2008, compared with 2007.

Yankee Gas Services Company lost $1.0 million in the second quarter of 2008 and earned $17.6 million in the first half of 2008, compared with a profit of $0.3 million in the second quarter of 2007 and a profit of $13.9 million in the first half of 2007.  The improved year-to-date results were largely due to a distribution rate increase that was effective July 1, 2007, which was partially offset by a second-quarter, $3.5 million after-tax charge resulting from a June 2008 regulatory decision requiring Yankee Gas to refund previous gas cost recoveries.

Also today, NU updated its estimate of the cost of installing a wet scrubber at PSNH’s coal-fired, two-unit base load Merrimack plant in Bow, New Hampshire.  PSNH now estimates that the total project cost will be approximately $457 million, compared with its previous estimate of $250 million.  PSNH said the revised estimate includes increases in the prices for materials, construction services, and engineering services required to design and build the scrubber and associated plant.  The project is expected to reduce the two units’ mercury emissions by approximately 85 percent and its sulfur dioxide emissions by more than 90 percent.  Under a New Hampshire statute passed in 2006, the scrubber must be operational by July 2013.

Competitive businesses

NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive businesses, earned $2.2 million in the second quarter of 2008 and $4.1 million in the first half of 2008, compared with earnings of $2.5 million in the second quarter of 2007 and $7.4 million in the first half of 2007.  Shivery said NUEI’s 2008 profits reflect effective management of its remaining wholesale power arrangements as that business continues to wind down.

Parent and other affiliates

NU parent and other affiliates lost $5.2 million in the second quarter of 2008 and $35.0 million in the first half of 2008, compared with earnings of $1.5 million in the second quarter of 2007 and $7.6 million in the first half of 2007.  The decline in 2008 results primarily reflect the first quarter litigation charge and a reduction in NU parent’s interest income as its cash continues to be invested as equity in operating company infrastructure investments.

The following table reconciles 2008 and 2007 second quarter and first half results.

		Second Quarter	First Six Months

2007	Reported EPS	$0.31	$0.80
	Improved transmission earnings in 2008	$0.09	$0.18
	Improved distribution and generation earnings in 2008	$0.01	$0.06
	Lower competitive business earnings	---	($0.02)
	Lower parent results, excluding litigation settlement charge	($0.04)	($0.08)
	Reported EPS before litigation charge	$0.37	$0.94
	Litigation settlement charge in 2008	---	($0.19)
2008	Reported EPS	$0.37	$0.75

Financial results for the second quarter and first half of 2008 and 2007 are noted below.

Three months ended:

(in millions)	June 30, 2008	June 30, 2007	Increase (Decrease)	2008 EPS[1]
CL&P Distribution	$14.8	$7.0	$7.8	$0.10
PSNH Distribution/Generation	$10.1	$12.6	($2.5)	$0.06
WMECO Distribution	$1.7	$3.5	($1.8)	$0.01
Yankee Gas	($1.0)	$0.3	($1.3)	($0.01)
Total—Distribution/Generation	$25.6	$23.4	$2.2	$0.16
CL&P Transmission	$30.0	$17.4	$12.6	$0.19
PSNH Transmission	$3.6	$2.6	$1.0	$0.03
WMECO Transmission	$1.6	$1.1	$0.5	$0.01
Total—Transmission	$35.2	$21.1	$14.1	$0.23
Total—Regulated Businesses	$60.8	$44.5	$16.3	$0.39
NU Parent and Other Affiliates	($5.2)	$1.5	($6.7)	($0.03)
Total—Regulated and Parent	$55.6	$46.0	$9.6	$0.36
Total—Competitive	$2.2	$2.5	($0.3)	$0.01
Reported Earnings	$57.8	$48.5	$9.3	$0.37

Six months ended:

(in millions)	June 30, 2008	June 30, 2007	Increase (Decrease)	2008 EPS[1]
CL&P Distribution	$33.7	$27.6	$6.1	$0.22
PSNH Distribution/Generation	$21.6	$20.7	$0.9	$0.14
WMECO Distribution	$6.5	$9.4	($2.9)	$0.04
Yankee Gas	$17.6	$13.9	$3.7	$0.11
Total—Distribution/Generation	$79.4	$71.6	$7.8	$0.51
CL&P Transmission	$55.8	$30.4	$25.4	$0.36
PSNH Transmission	$8.8	$4.5	$4.3	$0.05
WMECO Transmission	$3.1	$2.1	$1.0	$0.02
Total—Transmission	$67.7	$37.0	$30.7	$0.43
Total—Regulated Businesses	$147.1	$108.6	$38.5	$0.94
NU Parent and Other Affiliates, ex. litigation charge	($5.2)	$7.6	($12.8)	($0.03)
Total—Competitive	$4.1	$7.4	($3.3)	$0.03
Total—ex litigation charge	$146.0	$123.6	$22.4	$0.94
Litigation charge	($29.8)	---	($29.8)	($0.19)
Reported Earnings	$116.2	$123.6	($7.4)	$0.75

Retail sales data:

Gwh for 3 months ended	June 30, 2008	June 30, 2007	% Change Actual	% Change Weather Norm.
CL&P	5,314	5,644	(5.8%)	(5.5%)
PSNH	1,908	1,927	(1.0%)	(0.4%)
WMECO	915	951	(3.8%)	(3.5%)
Total NU	8,133	8,518	(4.5%)	(4.1%)
Yankee Gas firm volumes in mmcf for 3 mos. ended	7,217	7,045	2.4%	7.4%

Retail sales data:

Gwh for 6 months ended	June 30, 2008	June 30, 2007	% Change Actual	% Change Weather Norm.
CL&P	11,286	11,758	(4.0%)	(3.5%)
PSNH	3,963	3,984	(0.5%)	(0.1%)
WMECO	1,919	1,977	(2.9%)	(2.5%)
Total NU	17,160	17,711	(3.1%)	(2.6%)
Yankee Gas firm volumes in mmcf for 6 mos. ended	22,319	22,918	(2.6%)	1.2%

NU has approximately 155 million common shares outstanding.  It operates New England’s largest energy delivery system, serving more than 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements by words such as

"estimate", "expect", "anticipate", "intend", "plan", "believe", "forecast", "should", "could", and similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, actions or inactions by local, state and federal regulatory bodies; competition and industry restructuring; changes in economic conditions; changes in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; fluctuations in the value of our remaining competitive electricity positions; actions of rating agencies; subsequent recognition, derecognition and measurement of tax positions; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  Any forward looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made.

1 All per share amounts in this news release are reported on a fully diluted basis.  The only common equity securities that are publicly traded are common shares of NU.  The EPS of each segment does not represent a direct legal interest in the assets and liabilities allocated to any one segment but rather represents a direct interest in NU's assets and liabilities as a whole.  EPS by segment is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss of each segment by the average fully diluted NU common shares outstanding for the period.  Management uses this measure to provide segmented earnings guidance and believes that this measurement is useful to investors to evaluate the actual financial performance and contribution of NU’s business segments.  This release also references our 2008 earnings and EPS and 2008 guidance excluding a significant charge associated with a litigation settlement payment made to Consolidated Edison, Inc.  Due to the nature and significance of the litigation charge, management believes that this non-GAAP presentation is more representative of our performance and provides additional and useful information to investors in analyzing historical and future performance.  These non-GAAP measures should not be considered as an alternative to NU consolidated net income and EPS determined in accordance with GAAP as an indicator of NU’s operating performance.

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Note:  NU will webcast an investor call Monday, August 4 at 10 a.m. Eastern Daylight Time.  The call can be accessed through NU’s website at www.nu.com.  Slides associated with the webcast will be posted earlier Monday in the Investors section of NU’s website under Presentations and Webcasts.